CERTIFICATE OF QUALIFIED PERSON

Gordon Doerksen P.Eng.
2200-1066 W. Hastings St.
Vancouver, BC

I, Gordon Doerksen, am a Professional Engineer, employed as a Principal Consultant - Mining with SRK Consulting (Canada) Inc.

This certificate applies to the technical report titled "Pampa de Pongo Iron Project – Preliminary Economic Assessment Technical Report, Caraveli Province, Peru" dated September 30, 2008.

I am a member of the Association of Professional Engineers and Geoscientists of British Columbia. I graduated with a B.S. (Mining Engineering) from Montana Tech in May 1990.

I have practiced my profession continuously since June 1985. I have twenty years experience in open pit and underground mining operations encompassing technical, production and management roles. I have experience with a variety of commodities at locations in North America, South America, Africa, Asia and Australia. I have three years experience as a consultant conducting and managing all levels of technical studies and reviews.

As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43-101 *Standards of Disclosure of Mineral Projects* (NI 43-101).

I visited the Pampa de Pongo Project site on March 18, 2008.

I am responsible for Sections 1-4, 14 and 17-23, with the exception of 18.8.2 and 18.7.3 of "Pampa de Pongo Iron Project – Preliminary Economic Assessment Technical Report, Caraveli Province, Peru" dated September 30, 2008".

I am independent of Cardero Resource Corp. as independence is described by Section 1.4 of NI 43-101.

I have been not been previously involved with the Pampa de Pongo Project.

I have read National Instrument 43-101 and this report has been prepared in compliance with that Instrument.

As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

The Technical Report was filed on SEDAR on October 29, 2008 under Project Number 01335539, and I confirm that there has been no change in the information contained in the Technical Report.

Gordon Doerksen, P.Eng.
Dated: January 28, 2008, Gibsons, BC